EXECUTIVE INCENTIVE COMPENSATION PLAN
Volt Information Sciences, Inc.	Effective Date: November 4, 2013

The Volt Information Sciences, Inc. (“Company”) Executive Incentive Compensation Plan (“Incentive Plan”) is designed to offer incentive compensation to eligible employees (“Employees” and/or “Employee”) by rewarding the achievement of specifically measured financial and operational goals that are consistent with and support overall corporate goals.

This Executive Incentive Plan, effective for November 4, 2013 (hereinafter the “Plan Effective Date”) for the Company’s Employees, sets forth the terms and conditions by which eligible Employees shall receive incentive compensation, if any.  This Incentive Plan shall replace all other plans, including any and all changes, notifications, emails and memorandums to such previous plans.

Terms and Conditions

1.
Purpose of the Incentive Plan:  The Plan is a component of the Company’s overall strategy to pay its employees for performance. The purposes of the Plan are to: (i) attract, reward and retain top performing employees; (ii) motivate employees by tying compensation to the Company’s performance and (iii) reward exceptional individual performance that supports the Company’s overall objectives

2.	Eligibility: Employees who may be eligible to participate in the Incentive Plan shall be selected at the sole discretion of the Compensation Committee of the Company.

3.
Incentive Award:  Incentive award amounts are outlined in Exhibit A and dependent upon the Employee’s achievement level of the performance measurements outlined in Exhibit A (“Performance Metrics”).  Employee will receive each fiscal quarter an incentive award amount if Employee fully achieves the performance metrics outlined in Exhibit A.  However, no incentive award will be granted if the achievement level of the performance metric falls below those performance metrics.  At the conclusion of the fiscal year, Employee can achieve an additional incentive amount dependent upon the overall financial performance of Volt Management Corp. and Employee’s achievement level of the operational goals.  The additional incentive amounts are outlined in Exhibit A.

3.1    The Chief Executive Officer and the Compensation Committee of Volt Information Sciences, Inc., will review and evaluate the quarterly and annual incentive award amounts at the beginning of each fiscal year and will review and evaluate the employee’s achievement level at the end of each fiscal quarter and fiscal year. The Company reserves the right to vary any amount based on each Employee’s contribution to the Company’s performance at their discretion.

3.2    An Employee with less than one year of service, but not less than six months of service at the end of a fiscal year, will receive a prorata amount of the achieved incentive award.  Also, the Chief Executive Officer and the Compensation Committee shall have broad discretion for making pro-rated incentive awards who are actively employed as full-time Employees for less than the entire fiscal year.  Reason for proration include, but are not limited to, the following:  approved leaves of absence (including, but not limited to, disability leave, workers’ compensation leave, Family Medical Act leave, or military leave), transfer from full-time management to part-time management status, or death.

4.
Performance Metrics: Employee shall earn an incentive award based upon the Company’s financial results and operational objectives outlined in Exhibit A and reported by the Company at the end of the fiscal year.

4.1    Provided that Employee shall properly perform continuous employment services for and maintain continued employment with the Company, Employee will be eligible to receive a Target Incentive Award based upon the level of achievement of the performance metrics outlined in Exhibit A.

4.2    The Chief Executive Officer and the Compensation Committee of Volt Information Sciences, Inc., will review and evaluate the “Performance Metrics” at the beginning of the fiscal year and determine the Employee’s achievement level in conjunction with the “Performance Metrics” outlined in Exhibit A at the end of the fiscal year.

5.
Section 409A Compliance: This Incentive Plan shall be administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Code §409A).

6.	Definitions: Except as set forth below, capitalized terms will have the meanings set forth in the Incentive Plan.

Compensation Committee - Members of the Board of Directors who participate in this Committee.
Business Unit – A segment of the Company representing a specific business function.
Disability – Employee is eligible for coverage under the Company’s medical leave of absence policies.

General Provisions of the Incentive Plan:

(i)      The administration of the Plan, including all interpretations thereof, is the responsibility of the Company.  The Company’s determination regarding Incentives Awards shall be final and binding on the parties hereto.

(ii)     The Company may modify, alter, replace, change or amend the Incentive Plan at the Company’s sole discretion, prior to the next fiscal year by giving fifteen (15) days prior written notice.

(iii)    Any dispute with regard to the Incentive Plan shall be brought to the attention of the Company’s Chief Executive Officer for resolution and shall be decided by the Chief Executive Officer and Compensation Committee, whose decision shall be final and binding.  An Employee must present his/her Dispute in writing and within no more than one hundred twenty (120) days following the close of the fiscal period in issue, which must include the specifics of Employee’s Dispute related to incentive awards.  Employee’s entitlement to disputed or unpaid target incentive awards is expressly conditioned upon Employee’s compliance with the terms of this paragraph.  The Company’s decision as to Employee’s Dispute shall be final and binding.

(iv)    The Company does not authorize anyone to make an oral promise or oral agreement as to any incentive award and no employee may rely on any oral agreement or representation by anyone as to their incentive compensation.

(v)     The Company’s financial data is calculated in accordance with generally accepted United States accounting principles and the Incentive Plan is computed consistent with the Company’s standard accounting methods and procedures.

(vi)    Incentive awards are a form of additional compensation payable only during the Employee’s Term of Employment by the Company and are conditioned on Employee performing services for the Company.

(vii)   With respect to any annual cash incentive awards granted, the Company shall have the right to seek to recoup all or any portion of the value of such awards in the event of (1) a significant or material restatement of the Company’s or Company’s financial statements (other than to comply with changes in applicable accounting principles) covering any of the three fiscal years preceding the payment of the award or the Company may seek recoupment from any award recipient who is a Section 16 officer and from any award recipient whose fraud or misconduct gave rise or contributed to the restatement, as well as against any Section 16 officer.

2013 Volt Information Sciences, Inc. All rights reserved. Proprietary & Confidential	Page 2

(viii)   It is expressly understood and acknowledged by Employee that any and all Incentives Awards are conditioned upon continued satisfactory employment with the Company and Incentive Awards shall cease and not be paid or payable should Employee resign his/her position with the Company or the Employee is terminated for “cause” prior to the end of any Company fiscal year.  If Employee’s employment is terminated without “cause” and due to a staff reduction prior to the end of the Company’s fiscal year, Employee will receive earned incentive payment at the Threshold level noted in Exhibit A.  Nothing herein is to be deemed to guarantee an employment term, which shall at all times be “at will.”

(ix)     Net Income attributable to a foreign Company division/affiliate/subsidiary will be calculated in the currency of the applicable division/affiliate/ subsidiary country and then translated into U.S. dollars at the then current exchange rate(s) in effect at the time Incentives are to be calculated for payment to Employee.

(x)      Employee shall be eligible to earn Incentive Awards beginning with the first full fiscal quarter following the effective date of this Incentive Plan, which is fiscal year 2014, and shall be paid through and for the last full fiscal quarter actually worked by Employee prior to Employee’s employment termination from the Company.  Annual incentive payment shall be paid to Employee approximately ninety (90) days following the close of the fiscal year.

2013 Volt Information Sciences, Inc. All rights reserved. Proprietary & Confidential	Page 3